EXHIBIT 99.1

Measurement Specialties Announces Expected 3rd Quarter Sales and Provides Updated Sales Guidance for Fiscal Year 2009

HAMPTON, Va., Jan. 5, 2009 (GLOBE NEWSWIRE) -- Measurement Specialties, Inc. (Nasdaq:MEAS), a global designer and manufacturer of sensors and sensor-based systems, announces third quarter sales for the three months ended December 31, 2008 and provides updated sales guidance for fiscal year 2009.

The Company expects to report consolidated net sales of approximately $43.0 million for the three months ended December 31, 2008 and is estimating consolidated net sales for fiscal year 2009 ranging from $205 million to $215 million.

Frank Guidone, Company CEO commented, "Third quarter sales were down significantly, driven largely by sharp reductions in sales to passenger and non-passenger vehicle customers in US, Europe and Asia. The most notable decline was with our largest customer, Sensata, where third quarter sales dropped $4.9 million or 58% from the second quarter. In total, passenger and non-passenger vehicles sales during the third quarter declined $7.4 million from the second quarter, representing nearly a 50% decline. While we believe third quarter sales were unusually hard hit as a result of customers reducing inventory levels to match lower anticipated demand, it is not yet clear how much improvement we will see in the fourth quarter. Accordingly, we have taken decisive action to align our labor workforce with the latest sales projections and have lowered costs through reductions in headcount, management salaries, and elimination of the company 401(k) match and management bonus program."

About Measurement Specialties. Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies - piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems ("MEMS"), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient ("NTC") ceramic sensors and mechanical resonators - to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward looking statements may be identified by such words or phrases "should," "intends," " is subject to," "expects," "will," "continue," "anticipate," "estimated," "projected," "may," "we believe," "future prospects," or similar expressions. These forward-looking statements involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, conditions in the general economy and in the markets served by the Company, including changes in the demand for passenger and non-passenger vehicles incorporating our products; success of any reorganization or cost control efforts; ability to raise additional funds; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior or future acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this release.

CONTACT:  Measurement Specialties, Inc.
          Mark Thomson, CFO
          (757) 766-4224